B E D I N G E R & C O M P A N Y
C E R T I F I E D P U B L I C A C C O U N T A N T S

September 21, 2010

Securities and Exchange Commission
100 F Street, N.E.
Washington, DC 20549

Re: iTrackr Systems, Inc.

To Whom It May Concern:

We have read Item 4.02(b), on Form 8-K/A of iTrackr Systems, Inc. dated September 21, 2010 and are in agreement with the statements therein with respect to our firm. We have no basis to agree or disagree with other statements of the registrant contained in the aforementioned Form 8-K.

We hereby consent to the filing of the letter as an exhibit to the foregoing report on Form 8-K.

Yours very truly,

/s/ Bedinger & Company

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